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                                                               EXHIBIT (A)(1)(N)


TUESDAY, 12/7/04

TO:  ALL EMPLOYEES
FROM:  INTERNAL COMMUNICATIONS

SUBJECT:  STOCK OPTION EXCHANGE OFFER - LESS THAN ONE WEEK LEFT

 You have LESS THAN ONE WEEK to participate in Conexant's Stock Option Exchange
                                    Program
                  THIS OFFER EXPIRES MONDAY, DECEMBER 13, 2004,
                      AT 5 P.M. U.S. PACIFIC STANDARD TIME

If you plan to participate in Conexant's offer to exchange all outstanding stock options that have an exercise price of $5 per share or higher, you only have a few more business days to make your election. THIS OFFER EXPIRES MONDAY, DECEMBER 13, 2004, AT 5 P.M. U.S. PACIFIC STANDARD TIME. ELECTION FORMS SUBMITTED AFTER THIS DEADLINE WILL NOT BE ACCEPTED.

To participate in the offer, begin by printing the election form from our nextweb site. Complete, sign and date the election form and either fax or hand deliver it to Stock Administration before 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON DECEMBER 13, 2004. Election forms submitted via fax must be sent to fax number (949) 483-4525; Attention: Stock Administration. Election forms submitted via hand delivery must be delivered to Stock Administration, Conexant Systems, Inc., in Human Resources located in the main building at 4000 MacArthur Blvd., Newport Beach, California. Deliveries by Conexant's interoffice mail, U.S. or international mail or email will not be accepted.

ALL OF THE INFORMATION ABOUT THE OPTION EXCHANGE PROGRAM IS AVAILABLE ON NEXTWEB. IF YOU HAVE ANY OTHER QUESTIONS, PLEASE CONTACT STOCK ADMINISTRATION AT STOCK.ADMIN@CONEXANT.COM OR (949) 483-4525 AS SOON AS POSSIBLE.